SHARE PURCHASE AGREEMENT

AGREEMENT, dated February 1, 2008, among the persons listed on Schedule A hereto (each a “Purchaser” and collectively the “Purchasers”) and Global Logistics Acquisition Corporation, a Delaware corporation (the “Company”).

RECITALS:

A. The Company will hold a special meeting of its stockholders to consider and act upon, among other things, a proposal to adopt and approve the Stock Purchase Agreement dated May 18, 2007, as amended, among the Company, The Clark Group, Inc. (“Clark”) and the stockholders of Clark, providing for the sale by the stockholders of Clark of all of the outstanding capital stock of Clark to the Company (the “Acquisition Proposal”).

B. Each of the Purchasers is the holder of shares of common stock of the Company that were issued prior to the Company’s initial public offering. In order to increase the likelihood of the approval of the Acquisition Proposal, the Purchasers have agreed to purchase additional shares of the Company entitled to vote upon the Acquisition Proposal and to vote such shares in favor of the Acquisition Proposal at the special meeting, all upon the terms and conditions set forth herein.

IT IS AGREED:

1. Purchase of Shares. Each Purchaser agrees to purchase, prior to the special meeting, the number of shares of common stock, par value $0.0001, of the Company set forth below his signature to this Agreement. Such purchases shall be effected in open market transactions through a registered stock broker (or in non-market transactions) only from persons who hold shares of the Company’s common stock sold in the Company’s initial public offering (“Public Shares”) and who have indicated their intention to vote against the Acquisition Proposal and convert their Public Shares into a pro rata portion of the trust fund established for the benefit of holders of Public Shares in connection with the initial public offering. All purchases made in open market transactions shall be made in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Notwithstanding anything to the contrary herein, no such purchases shall be made at any time by a Purchaser who, at the time of placing an order to purchase Public Shares, or, if purchases are to be made pursuant to a “10b5-1 Plan,” at the time such plan is instituted with a broker, is in possession of material information regarding the Company or Clark that has not been disclosed to the public.

2. Voting of Shares. Each Purchaser who purchases Public Shares pursuant to this Agreement agrees to maintain ownership of such shares until the special meeting and to vote such shares in favor of the Acquisition Proposal and the other proposals presented to the stockholders of the Company for consideration at the special meeting. In furtherance of the provisions of this section 2, each such Purchaser shall obtain a proxy to such effect from the seller of the Public Shares purchased by such Purchaser.

3. Disclosure; Exchange Act Filings. Promptly upon execution of this Agreement, the Company will issue a press release describing this Agreement and file a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reporting such execution. Promptly upon a Purchaser making a purchase of Public Shares pursuant to this Agreement, such Purchaser will inform the Company thereof. The Company will thereupon issue a press release describing such purchase and file a Current Report on Form 8-K with respect thereto at such time that counsel advises is necessary or appropriate to do so. The Purchaser will also promptly file any forms or schedules required to be filed by the Purchaser pursuant to Section 13 or Section 16 of the Exchange Act with respect to or as a result of such purchase. The parties to this Agreement shall cooperate with one another to assure that all such forms, schedules and reports and other disclosures are accurate and consistent.

4. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or modified only by written instrument signed by all parties. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, including the conflicts of law provisions and interpretations thereof.

6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Signature page follows]

[Signature page to Share Purchase Agreement dated February 1, 2008]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ James J. Martell
James J. Martell – 115,000 Shares

/s/ Gregory E. Burns
Gregory E. Burns – 105,000 Shares

/s/ Donald McInnes
Donald McInnes – 10,000 Shares

/s/ Charles Royce
Charles Royce – 80,000 Shares

/s/ Edward Cook
Edward Cook – 10,000 Shares

GLOBAL LOGISTICS ACQUISITION CORPORATION
By:	/s/ Gregory E. Burns
Name:	Gregory E. Burns
Title:	Chief Executive Officer and President